Exhibit 99
[PSYCHIATRIC SOLUTIONS, INC. LOGO]
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS AND FHC HEALTH SYSTEMS ANNOUNCE AMENDED AND RESTATED PURCHASE AGREEMENT
FRANKLIN, Tenn. and NORFOLK, Virginia (October 30, 2006) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) and FHC , Inc. (“FHC”) today announced an amended and restated stock purchase agreement under which PSI would purchase Alternative Behavioral Services, Inc. (“ABS”) for a cash purchase price of $210 million. As a result of entering into the amended and restated agreement, FHC will voluntarily dismiss its lawsuit against PSI, and PSI will withdraw its demand for payment of termination fees and expenses. Consummation of the transaction is expected to occur on December 1, 2006, subject to customary closing conditions.
     Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, said, “Today’s announcement reflects the strong commitment on the part of both PSI and FHC to reach an agreement through which both companies benefit mutually from the transaction. Our interest in ABS’s highly skilled team of professionals, and the growth potential of its market leading facilities, has been consistent throughout the process through which we reached this agreement. We look forward to ABS joining the PSI team, confident that the transaction will be accretive to our financial results and create further stockholder value.”
     Ronald I. Dozoretz, M.D., Chairman of FHC, added, “We are very pleased to be joining PSI. By teaming with PSI, we expect to be well positioned to carry out our mission of delivering innovative and exceptional programs through dedicated teams, which not only build hope for our patients but also build their future.”
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) PSI’s ability to complete the ABS acquisition and to successfully integrate the ABS facilities; (2) potential competition which alters or impedes PSI’s acquisition strategy by decreasing PSI’s ability to acquire additional inpatient facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired inpatient facilities; including the ABS facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI’s facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs; (6) risks inherent to the health care industry, including the impact of
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PSYS and FHC Announce Amended and Restated Purchase Agreement

October 30, 2006
unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; (7) PSI’s ability to comply with applicable licensure and accreditation requirements; and (8) potential difficulties in integrating recently acquired operations with PSI. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 64 owned or leased freestanding psychiatric inpatient facilities with approximately 6,900 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
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